Exhibit 99.7

                 AGREEMENT TO BE BOUND BY JOINT FILING AGREEMENT

         By signing below, I, John H. Norberg, Jr., agree that I have read the Joint Filing Agreement (the "Agreement"), made and entered into as of the 30th day of November, 2004, by and among Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Advisory Services, LLC, P. Oppenheimer Investment Partnership LP, Oppenheimer-Close International Ltd., Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channell Partnership II L.P., Wynnefield Capital Management LLC, Wynnefield Capital Inc., Nelson Obus and Joshua Landes and that I agree, as of December 16, 2005, to be unconditionally bound by the terms of the Agreement.

Dated December 16, 2005                JOHN H. NORBERG, JR.


                                         /s/ John H. Norberg, Jr.
                                       ---------------------------------------
                                       By:  John H. Norberg, Jr., individually.